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                                                                    EXHIBIT 99.1


                 CATALYST SEMICONDUCTOR ANNOUNCES NEW LEADERSHIP

SUNNYVALE, CALIF., AUGUST 22, 2002--Catalyst Semiconductor, Inc. (NASDAQ:CATS) today announced that the Board of Directors has appointed Henry C. Montgomery as Chairman of the Company's Board of Directors. Montgomery succeeds Radu M. Vanco who left the Company on August 21 as its President and Chief Executive Officer to pursue his personal interests and investments.

Montgomery, who has been a member of the Catalyst Board of Directors since July 2000 and previously served on the Board from 1990 to 1995, is the Chairman of the Board of Montgomery Financial Services Corporation, a management consulting and financial services firm. He also serves as a director for Consolidated Freightways Corporation, Spectrian Corporation and Swift Energy Company.

The Board has also appointed Gelu Voicu as Executive Vice President and Chief Operating Officer. Voicu has been with the Company since October 1993, most recently as Vice President of Product Engineering and Manufacturing.

The company will be reporting its results for the first fiscal quarter next week and expects them to be comparable to the results reported for the previous quarter.

ABOUT CATALYST SEMICONDUCTOR

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Flash Memories, Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

FORWARD LOOKING STATEMENTS

The statement in this announcement concerning estimated financial results for the first quarter of 2003 is a forward looking statement, it involves certain risks and uncertainties, and actual results could be materially different. Among the factors that could cause actual revenue results to differ from the Company's expectations are accounting adjustments that may be made in the final quarterly accounts, and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the fiscal year ended April 30, 2002.